Exhibit 10.1
PENFORD CORPORATION
DEFERRED COMPENSATION PLAN
Amended and Restated as of January 1, 2005

TABLE OF CONTENTS

ARTICLE I—PURPOSE

1.1 Purpose
1.2 Effective Date

ARTICLE II—DEFINITIONS

2.1 Account	2
2.2 Base Annual Salary	2
2.3 Beneficiary	2
2.4 Board	2
2.5 Bonus	2
2.6 Change in Control	2
2.7 Code	4
2.8 Committee	4
2.9 Compensation	5
2.10 Compensation Committee	5
2.11 Corporation	5
2.12 Deferral Commitment	5
2.13 Deferral Period	5
2.14 Determination Date	5
2.15 Director	5
2.16 Elective Deferred Compensation	6
2.17 Executive	6
2.18 Fees	6
2.19 Financial Hardship	6
2.20 Fiscal Year	6
2.21 Interest Rate	6
2.22 Participant	6
2.23 Participation Agreement	7
2.24 Plan	7
2.25 Retirement	7
2.26 Retirement Plan	7
2.27 Separation from Service	7
2.28 Specified Employee	9
2.29 Termination	9
2.30 Valuation Date	9

ARTICLE III—ELIGIBILITY AND DEFERRAL COMMITMENTS	9

3.1 Eligibility and Participation	9
3.2 Deferral Election	10

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3.3 Modification of Deferral Commitment	10

ARTICLE IV—DEFERRED COMPENSATION ACCOUNT	11

4.1 Account	11
4.2 Interest; Determination of Accounts	11
4.3 Statement of Account	11

ARTICLE V—PLAN BENEFITS	11

5.1 Plan Benefits	11
5.2 Form of Benefit Payment	12
5.3 Hardship Distributions	13
5.4 Golden Parachute Payments	13
5.5 Withholding on Benefit Payments	14
5.6 Time of Payment	14
5.7 Payment to Guardian	14

ARTICLE VI—BENEFICIARY DESIGNATION	14

6.1 Beneficiary Designation	14
6.2 Changes to Designation	15
6.3 Change in Marital Status	15
6.4 No Beneficiary Designation	15
6.5 Effect of Payment	16

ARTICLE VII—ADMINISTRATION	16

7.1 Committee; Duties	16
7.2 Agents	16
7.3 Binding Effect of Decisions	16
7.4 Indemnity of Committee	16

ARTICLE VIII—CLAIMS PROCEDURE	17

8.1 Claim	17
8.2 Denial of Claim	17
8.3 Review of Claim	17
8.4 Final Decision	17

ARTICLE IX—AMENDMENT AND TERMINATION OF THE PLAN	18

9.1 Amendment	18
9.2 Termination	18

ARTICLE X—MISCELLANEOUS	18

10.1 Unfunded Plan	18

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10.2 Unsecured General Creditor	19
10.3 Trust Fund	19
10.4 Nonassignability	19
10.5 Not a Contract of Employment	20
10.6 Protective Provisions	20
10.7 Governing Law	20
10.8 Validity	20
10.9 Notice	20
10.10 Successors	20
10.11 Compliance with Code Section 409A	21
APPENDIX A

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PENFORD CORPORATION
DEFERRED COMPENSATION PLAN
Amended and Restated as of January 1, 2005
ARTICLE I—PURPOSE
1.1 Purpose
     Penford Corporation (the “Corporation”) adopts this Deferred Compensation Plan (the “Plan”) to provide current tax planning opportunities as well as supplemental funds for Retirement or death for certain employees and Directors of the Corporation. It is intended that the Plan will aid in attracting and retaining employees and Directors of exceptional ability by providing them with this benefit.
1.2 Effective Date
     The Plan, effective as of September 1, 1989, restated as of September 1, 1996 and restated as of September 1, 2001, is amended by this restatement, as of January 1, 2005.
(a)	Rules That Apply to Pre-2005 Credits. Amounts credited under the Plan which relate entirely to services performed before January 1, 2005, shall continue to be governed by the terms of the Prior Plan Statement, attached hereto as Appendix A.

(b)	Rules That Apply to 2005, 2006 and 2007 Credits. Amounts credited under the Plan which relate all or in part to services performed on or after January 1, 2005, but before January 1, 2008, shall be governed by the terms of the Prior Plan Statement subject to any modifications necessary to comply the deferred compensation provisions in section 409A of the Code and proposed regulations and other guidance issued prior to final regulations thereunder.

(c)	Rules That Apply to Post-2007 Credits. Amounts credited under the Plan which relate all or in part to services performed on or after January 1, 2008, will be governed by the terms of this Plan Statement, the terms of which are intended to comply with the deferred compensation provisions in section 409A of the Code.
ARTICLE II—DEFINITIONS
     For purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Account
     “Account” means the record maintained by the Corporation for each Participant in accordance with Article IV with respect to any deferral of Compensation or Fees pursuant to this Plan.
2.2 Base Annual Salary
     “Base Annual Salary” means the annual compensation payable to an Executive, excluding Bonuses and noncash compensation.
2.3 Beneficiary
     “Beneficiary” means the person, persons or entity designated under Article VI to receive any Plan Benefits payable after a Participant’s death.
2.4 Board
     “Board” means the Executive Compensation and Development Committee of the Board of Directors of Penford Corporation or any successor thereto.
2.5 Bonus
     “Bonus” means the compensation derived under the Corporation’s “Management Incentive Plan” and payable in any year in a lump sum to an Executive.
2.6 Change in Control
     “Change in Control” means the occurrence of a “Change in the Ownership of the Corporation,” “Change in Effective Control of the Corporation,” and/or a “Change in the Ownership of a Substantial Portion of the Corporation’s Assets.”
(a)	Change in the Ownership of the Corporation. A Change in the Ownership of the Corporation shall occur on the date that any one person, or more than one “person acting as a group” (as defined in Treasury Regulation §1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation. If any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or persons shall not cause a Change in the Ownership of the Corporation (or cause a “Change in the Effective Control of the Corporation”). An

increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this section. Notwithstanding the foregoing, a Change in Ownership of the Corporation shall only occur when there is a transfer of stock of the Corporation (or issuance of stock of the Corporation) and stock in the Corporation remains outstanding after the transaction.

(b)	Change in the Effective Control of the Corporation. A Change in the Effective Control of the Corporation shall occur on the date that either:
(i)	Any one person, or more than one “person acting as a group” (as defined in Treasury Regulation §1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30% or more of the total voting power of the stock of the Corporation; or

(ii)	A majority of the members of the board of directors of the Corporation is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s board of directors prior to the date of the appointment or election; provided that such an event shall only constitute a Change in Effective Control of the Corporation if no other corporation is a majority shareholder.
Notwithstanding the foregoing, if any one person, or more than one “person acting as a group” (as defined in Treasury Regulation §1.409A-3(i)(5)(vi)(D)), is considered to effectively control the Corporation, the acquisition of additional control of the Corporation by the same person or persons is not considered to cause a Change in the Effective Control of the Corporation (or to cause a Change in the Ownership of the Corporation).

(c)	Change in the Ownership of a Substantial Portion of the Corporation’s Assets. A Change in the Ownership of a Substantial Portion of the Corporation’s Assets occurs on the date that any one person, or more than one “person acting as a group” (as defined in Treasury Regulation §1.409A-3(i)(5)(vii)(C)), acquires assets from the Corporation that have a total Gross Fair Market Value equal to or more than 40% of the total Gross Fair Market Value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For purposes of this paragraph, “Gross Fair Market Value” means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Change in the Ownership of a Substantial Portion of the Corporation’s Assets will not occur when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer. A transfer of assets by the Corporation is not treated as a Change in the Ownership of the Corporation’s Assets if the assets are transferred to:
(i)	A shareholder of the Corporation (immediately before the asset transfer) in exchange for, or with respect to, its stock; or

(ii)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation; or

(iii)	A person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Corporation; or

(iv)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Corporation.
For purposes of this paragraph (c), a person’s status shall be determined immediately after the transfer of the assets.

(d)	This section shall be interpreted in accordance with Section 409A of the Code, and to the extent any provision herein conflicts with the terms of Section 409A of the Code, such provision shall be deemed void.
2.7 Code
     “Code” means the Internal Revenue Code of 1986, as amended, and any rules or regulations promulgated thereunder.
2.8 Committee
     “Committee” means a committee of three (3) persons appointed by the Chief Executive Officer of the Corporation to administer the Plan pursuant to Article VII.

2.9 Compensation
     “Compensation” means the following, determined before reduction for amounts deferred under this Plan:
(a)	For an Executive, the total Base Annual Salary and Bonus remuneration payable by the Corporation to the Executive for services performed for the Corporation.

(b)	For a Director, all of the Fees payable by the Corporation for service on the Board.
2.10 Compensation Committee
     “Compensation Committee” means the Executive Compensation and Development Committee of the Board of Directors of Penford Corporation.
2.11 Corporation
     “Corporation” means Penford Corporation, a Washington corporation, or any successor thereto, and any corporations or other entities affiliated with or subsidiary to it that may be selected by the Compensation Committee to participate in the Plan.
2.12 Deferral Commitment
     “Deferral Commitment” means a commitment to defer the receipt of Base Annual Salary or Bonus by an Executive or a commitment to defer the receipt of Fees by a Director pursuant to Article III and for which a Participation Agreement has been submitted by the Executive or Director to the Committee.
2.13 Deferral Period
     “Deferral Period” means the period for which a Participant has elected to defer a portion of Compensation earned during such Deferral Period.
2.14 Determination Date
     “Determination Date” means the last day of each calendar month.
2.15 Director
     “Director” means a member of the Board.

2.16 Elective Deferred Compensation
     “Elective Deferred Compensation” means the amount of Compensation or Fees that the Executive or Director elects to defer pursuant to a Deferral Commitment.
2.17 Executive
     “Executive” means one of a select group of management or highly compensated employees of the Corporation, as designated by the Committee and approved by the Compensation Committee for participation in the Plan.
2.18 Fees
     “Fees” means Board meeting, committee meeting, annual retainer and committee chairmanship fees paid by the Corporation for service on the Board.
2.19 Financial Hardship
     “Financial Hardship” means a severe financial hardship to the Participant resulting from illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship shall be determined by the Committee on the basis of information supplied by the Participant in accordance with the standards set forth by the Committee.
2.20 Fiscal Year
     “Fiscal Year” means the twelve (12) month period ending on August 31.
2.21 Interest Rate
     “Interest Rate” means the monthly equivalent of an annual yield that is two (2) percentage points higher than the annual yield of the Moody’s Average Corporate Bond Yield Index for the preceding month, as published by Moody’s Investor Service, Inc. (or any successor thereto), or, if such index is no longer published, a substantially similar index selected by the Board. At no time shall the Interest Rate be less than six percent (6%) annually.
2.22 Participant
     “Participant” means an Executive or Director who has elected to defer Compensation during any Deferral Period or who has an Account balance in the Plan.

2.23 Participation Agreement
     “Participation Agreement” means the agreement submitted by an Executive or Director to the Committee prior to the beginning of the Deferral Period in which the Elective Deferred Compensation is earned to defer Compensation and the corresponding elections regarding the time and form in which amounts shall be distributed from the Plan. With respect to Bonus amounts subject to a Deferral Commitment, a Participation Agreement shall be filed with the Committee no later than six (6) months before the end of the Fiscal Year in which such Bonus is earned.
2.24 Plan
     “Plan” means this Penford Corporation Deferred Compensation Plan as amended from time to time.
2.25 Retirement
     “Retirement” means
(a)	With respect to an Executive, the date on which a Participant has a Separation from Service on or after attaining age fifty-five (55), and

(b)	With respect to a Director, the date on which such Participant has a Separation from Service on or after attaining age seventy (70).
2.26 Retirement Plan
     “Retirement Plan” means the Penford Corporation Retirement Plan effective March 1, 1984 as amended from time to time.
2.27 Separation from Service
     “Separation from Service” means
(a)	With respect to an Executive, a severance of the Executive’s employment relationship with Penford Corporation and all business entities that are treated as a single employer with the Penford Corporation under the rules of section 414(b) and (c) of the Code, including the 80% standard therein (“Affiliates”) for any reason other than the Executive’s death.
(i)	A transfer from employment with the Penford Corporation to employment with an Affiliate, or vice versa, shall not constitute a Separation from Service.

(ii)	Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Corporation and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding three (3) year period (or the full period of services to the Corporation if the Executive has been providing services to the Corporation for less than twelve months).

(iii)	Separation from Service shall not be deemed to occur while the Executive is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the Executive retains a right to reemployment with the Penford Corporation or an Affiliate under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the Executive will return to perform services for the Penford Corporation or an Affiliate. Notwithstanding the foregoing, a 29-month period of absence will be substituted for such 6-month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 6 months and that causes the Executive to be unable to perform the duties of his or her position of employment.

(iv)	Where as part of a sale or other disposition of assets by the Corporation to an entity that is not an Affiliate, an Executive providing services to Penford Corporation or to an Affiliate immediately before the transaction and to the buyer immediately after the transaction (“Affected Executive”) would otherwise experience a Separation from Service from as a result of the transaction, the Corporation and the buyer shall have the discretion to specify that the Affected Employee has not experienced a Separation from Service if (i) the transaction results from bona fide, arm’s length negotiations, (ii) all Affected Employees are treated consistently, and (iii) such treatment is specified in writing no later than the closing date of the transaction.

(b)	With respect to a non-employee Director, the time at which such individual (i) ceases to serve as a member of the Board, and (ii) is not providing services as an independent contractor to Penford Corporation or any Affiliate, and has no present intent to provide such services in the future.
2.28 Specified Employee
     “Specified Employee” means a Participant who is a key employee (as defined in section 416(i) of the Code without regard to paragraph (5) thereof) if the stock of the Corporation or an Affiliate is publicly traded on an established securities market or otherwise. A Participant’s status as a key employee shall be determined once each December 31 based on the facts existing during the year ending on that date. If a Participant is determined to be a key employee on that date, the Participant shall be treated as a Specified Employee for the year beginning the following April 1 (and ending on the next succeeding March 31).
2.29 Termination
     “Termination” means Separation from Service prior to Retirement or death.
2.30 Valuation Date
     “Valuation Date” means the last day of the month immediately following the month in which the Participant dies or has a Separation from Service.
ARTICLE III—ELIGIBILITY AND DEFERRAL COMMITMENTS
3.1 Eligibility and Participation
(a)	Eligibility. The Committee shall specify the name of each Executive and Director who shall be initially entitled to participate in the Plan as of the next succeeding Deferral Period, except as provided for in subsection (c) below. These names shall be submitted to the Board for approval. Once designated as eligible, an Executive may participate in the Plan each year without further approval until such time, if any, that the Committee determines that the Executive’s employment status no longer deserves reward through participation in the Plan. All Directors are eligible to participate in the Plan each Deferral Period.

(b)	Participation. An eligible Executive and Director may elect to participate in the Plan and to make a Deferral Commitment with respect to any Deferral Period by submitting a Participation Agreement to the Committee no later than:

(i)	The last day of the calendar year preceding the Deferral Period in which Salary or Fees are earned by the Participant; and

(ii)	The date that is six (6) months before the end of the Fiscal Year in which a Bonus is earned.
(c)	Initial Year of Eligibility. In the case of the first year in which an Executive or Director becomes eligible to participate in the Plan, such Executive or Director may make a Deferral Commitment within thirty (30) days of becoming eligible to participate in the Plan. Such Deferral Election shall only be effective with respect to Compensation paid for services to be performed after such Deferral Election has been submitted to the Committee.
3.2 Deferral Election
(a)	Election by Executive. By timely execution of a Participation Agreement in accordance with Section 3.1 hereof, an Executive may make a Deferral Commitment by electing to defer receipt of a certain whole percentage or flat dollar amount, up to twenty-five percent (25%), of the Base Annual Salary and a certain whole percentage or flat dollar amount, up to fifty percent (50%), of any Bonus provided, however, that any such Deferral Commitment shall apply only with respect to Base Annual Salary and Bonus payable to the Executive by the Corporation prior to the Executive’s Separation from Service or death.

(b)	Election by Director. By timely execution of a Participation Agreement in accordance with Section 3.1 hereof, a Director may make a Deferral Commitment by electing to defer receipt of a certain whole percentage or flat dollar amount, up to one hundred percent (100%), of Fees.

(c)	Minimum Deferral. Total deferrals by a Participant in a Deferral Period must be fifteen hundred dollars ($1,500) or more. In any partial first year of participation, no minimum deferral shall be required.
3.3 Modification of Deferral Commitment
     Deferral Commitments shall be irrevocable except that the Committee may, in its sole discretion, reduce the amount to be deferred or waive the remainder of the Deferral Commitment upon a finding that the Participant has suffered a Financial Hardship. A finding of Financial Hardship shall not limit a Participant’s ability to participate in succeeding Deferral Periods. However, in the event of a hardship distribution under Section 401(k)-1(d)(3) of the Code a Participant’s deferral election shall be cancelled and further deferrals shall not be made during the Deferral Period.

ARTICLE IV—DEFERRED COMPENSATION ACCOUNT
4.1 Account
     The Corporation shall establish on its books a separate Account for each Participant who elects to defer Compensation under the Plan, and shall credit to the Account of each Participant the Elective Deferred Compensation. The credit shall be entered on the Corporation’s books of account at the time that Compensation not deferred is paid to the Participant. Any withholding of taxes or other amounts with respect to Deferred Compensation that is required by state, federal, or local law shall be withheld from the Participant’s corresponding nondeferred Compensation to the maximum extent possible and the remaining amount shall reduce the amount credited to the Participant’s Account.
4.2 Interest; Determination of Accounts
     Each Participant’s Account as of each Determination Date shall consist of the balance of the Participant’s Account as of the immediately preceding Determination Date, plus the Participant’s Elective Deferred Compensation credited and any earnings thereon, minus the amount of any distributions made since the immediately preceding Determination Date. Earnings shall be calculated as of each Determination Date based upon the average daily balance of the Account since the preceding Determination Date and the Interest Rate and shall be credited to the Participant’s Account at that time.
4.3 Statement of Account
     A report shall be issued by the Corporation to each Participant setting forth his or her Account balance under the Plan as of the immediately preceding Determination Date as soon as practicable after the close of each Plan Year or such other time as the Committee deems appropriate.
ARTICLE V—PLAN BENEFITS
5.1 Plan Benefits
     The Corporation shall pay benefits pursuant to this Article V equal to the Participant’s Account balance as of the Valuation Date to each Participant upon Separation from Service or death, whichever first occurs, except as provided in subsection (a) below and as further described in this Article V.
(a)	Early Withdrawals. A Participant’s Account may be distributed to the Participant before Separation from Service as follows:

(i)	Early Withdrawals. A Participant may elect in a Participation Agreement to withdraw all or any portion of the amount deferred by that Participation Agreement as of a date specified in the election. Such date shall not be sooner than seven (7) years after the date the Deferral Period commences. The amount withdrawn shall not exceed the amount of Compensation deferred, excluding earnings. All elections shall be irrevocable except that any election made pursuant to this subsection (a) shall be null and void in the event the Participant has a Separation from Service or dies prior to the specified withdrawal date.

(ii)	Form of Payment. Early withdrawals shall be paid in a lump sum and shall be charged to the Participant’s Account as a distribution.
(b)	Retirement and Termination Benefits. Upon a Separation from Service except due to death, Corporation shall pay the Participant a benefit equal to the balance in such Participant’s Account as further described in Section 5.2 herein.

(c)	Death Benefit.
(i)	Pretermination. If a Participant dies while employed by Corporation or serving on the Board, Corporation shall pay to the Participant’s Beneficiary a benefit equal to the balance in such Participant’s Account. The benefit shall be paid in the form elected by the Participant in the applicable Participation Agreement, or, if no such election is on file with the Committee, in a lump sum.

(ii)	Posttermination. If a Participant dies following the Participant’s Separation from Service, Corporation shall pay the Participant’s Beneficiary a benefit equal to the balance, if any, in such Participant’s Account. The benefit shall be paid, or continued to be paid, in the form elected by the Participant in the applicable Participation Agreement for distributions on account of Separation from Service.
5.2 Form of Benefit Payment
(a)	Forms of Payment. Each Deferral Commitment made by a Participant shall include an election with respect to the form of benefit payment upon death, Termination, Retirement or upon Separation from Service within twenty-four (24) months after a Change in Control. The Participant may choose from the following options:

(i)	In up to ten (10) substantially equal annual installments;

(ii)	In a single sum payment; or

(iii)	In a combination of partial lump sum payment, and balance in up to ten (10) substantially equal annual installments,
Such election shall be irrevocable as of the December 31 prior to the Deferral Period to which such elections apply.

(b)	Small Accounts. If the Participant’s Account balance is under five thousand dollars ($5,000) on the Valuation Date, the Plan Benefits shall be paid in a lump sum notwithstanding anything herein to the contrary.

(c)	Installments. If benefits are paid in installments, the amount of each annual installment shall be determined each year on the twelve (12) month anniversary of the Valuation Date based upon the remaining Account balance, the remaining number of installments and the Interest Rate in effect as of the month preceding the Valuation Date.
5.3 Hardship Distributions
     Notwithstanding anything herein to the contrary, payment from the Participant’s Account may be made to the Participant, or to a Beneficiary following the death of a Participant, if in the sole discretion of the Committee such Participant or Beneficiary has a Financial Hardship. A payment based upon Financial Hardship of the Participant may not exceed the amount required to meet the immediate financial need created by such Financial Hardship and not reasonably available from other sources of the Participant. A Deferral Commitment may be terminated upon proof of a Financial Hardship, and the Participant may make a new Deferral Commitment in accordance with Article III herein.
5.4 Golden Parachute Payments
     If any benefit payable under this Plan would constitute an excess parachute payment under Code Section 280G or any successor provision, the amount payable by the Corporation to a Participant shall be increased to the extent necessary to result in the Participant’s receiving the same net amount after all applicable taxes have been paid as the net after-tax amount the Participant would have received if the benefit had not been subject to additional taxes due to being treated as an excess parachute payment. Such additional benefit shall be paid to Participant at the same time and in the same manner as the benefit to which it relates is paid.

5.5 Withholding on Benefit Payments
     The Corporation shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal, state or local law. However, a Beneficiary may elect not to have withholding for federal income tax purposes pursuant to Code Section 3405(a)(2) or any successor provision thereto.
5.6 Time of Payment
     A lump sum payment or the first payment in a series of installment payments shall commence no later than thirty-five (35) days after the Valuation Date, except that Participants who are Specified Employees shall not receive a distribution of any amount, where such distribution is made on account of Separation from Service, before the date which is six months after the date of Separation from Service. In the event a distribution must be delayed:
(a)	The amount of the lump-sum payment shall be valued as of the last day of the month immediately preceding the payment date; and

(b)	The first in a series of installment payments shall include an amount equal to the sum of the monthly payments which would have been paid to the Participant but for the payment deferral.
     All payment under Article V of this Plan shall be made as of the first day of a month.
5.7 Payment to Guardian
     If a Plan Benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment of such Plan Benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan Benefit. Such distribution shall completely discharge the Committee and the Corporation from all liability with respect to such Plan Benefit.
ARTICLE VI—BENEFICIARY DESIGNATION
6.1 Beneficiary Designation
     Each Participant shall have the right, at any time, to designate any person or persons or an entity as his Beneficiary or Beneficiaries (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of a Participant’s death prior to complete distribution of the benefits due under the Plan. Each Beneficiary Designation shall be in written form prescribed by the Committee and will be effective only when filed with the Committee during the Participant’s lifetime. Designation by a married Participant of a Beneficiary other than the Participant’s spouse shall not be effective without spousal execution of a written consent acknowledging the effect of the designation unless such consent cannot be obtained because the spouse cannot be located.
6.2 Changes to Designation
     Any Beneficiary designation may be changed by the Participant without the consent of the previously named Beneficiary by the filing of a new designation with the Committee subject to the spousal consent required in Section 6.1 above. The filing of a new Beneficiary designation shall cancel all designations previously filed, unless the designation clearly indicates that such designation controls the Account attributable to Elective Deferred Compensation for a particular Deferral Period.
6.3 Change in Marital Status
     If the Participant’s marital status changes after the Participant has designated a Beneficiary, the following shall apply:
(a)	If the Participant is married at death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed above.

(b)	If the Participant is unmarried at death but was married when the designation was made:
(i)	The designation shall be void if the spouse was named as Beneficiary.

(ii)	The designation shall remain valid if a nonspouse Beneficiary was named.
(c)	If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed above.
6.4 No Beneficiary Designation
     If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:
(a)	The Participant’s surviving spouse;

(b)	The Participant’s children in equal shares, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;

(c)	The Participant’s estate.
6.5 Effect of Payment
     The payment to the deemed Beneficiary shall completely discharge the Corporation’s obligations under this Plan.
ARTICLE VII—ADMINISTRATION
7.1 Committee; Duties
     This Plan shall be administered by a committee of three (3) persons appointed by the Chief Executive Officer of the Corporation. The Committee shall have such powers and duties as may be necessary to discharge its responsibilities. These powers shall include, but not be limited to, interpretation of the Plan provisions, determination of amounts due to any Participant, the rights of any Participant or Beneficiary under this Plan, the right to require any necessary information from any Participant, determine the amounts credited to Participant’s Account and earnings, and any other activities deemed necessary or helpful.
7.2 Agents
     The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Corporation.
7.3 Binding Effect of Decisions
     The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
7.4 Indemnity of Committee
     To the extent permitted by applicable law, the Corporation shall indemnify, hold harmless and defend the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.
ARTICLE VIII—CLAIMS PROCEDURE
8.1 Claim
     Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing within thirty (30) days.
8.2 Denial of Claim
     If the claim or request is denied, the written notice of denial shall state:
(a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based,

(b)	A description of any additional material or information required and an explanation of why it is necessary, and

(c)	An explanation of the Plan’s claims review procedure.
8.3 Review of Claim
     Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee within sixty (60) days of the date of denial or the end of the thirty (30) day period. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
8.4 Final Decision
     The decision on review shall normally be made within sixty (60) days of the date the request to review is received by the Committee. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days from the date the request to review is received by the Committee. The Committee’s final decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX—AMENDMENT AND TERMINATION OF THE PLAN
9.1 Amendment
     The Board may at any time amend the Plan in whole or in part provided, however, that no amendment shall be effective to decrease or restrict the amount credited to any Account maintained under the Plan as of the date of amendment. Changes in the definition of “Interest Rate” shall be subject to the following restrictions:
(a)	Notice. A change shall not become effective before the first day of the calendar year which follows the adoption of the amendment and at least thirty (30) days’ written notice of the amendment to the Executive.

(b)	Change in Control. Any change in the definition of Interest Rate after a Change in Control shall apply only to those amounts credited to the Executive’s Account after the Change in Control.
9.2 Termination
     The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Corporation.
(a)	Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments. In the event of such a partial termination, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such partial termination.

(b)	Complete Termination. The Board may completely terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments, and may terminate all ongoing Deferral Commitments and distribute all Account balances provided such termination and liquidation is consistent with Code Section 409A.
ARTICLE X—MISCELLANEOUS
10.1 Unfunded Plan
     This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2,

3 and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and no further benefits shall accrue hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt. In the event of a termination under this Section 10.1, all ongoing Deferral Commitments shall terminate, no additional Deferral Commitments will be accepted by the Committee, and the amount of each Participant’s Account balance shall be distributed to such Participant at such time and in such manner as the Committee, in its sole discretion, determines.
10.2 Unsecured General Creditor
     Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Corporation, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Corporation. Except as may be provided in Section 10.3, such policies, annuity contracts or other assets of the Corporation shall not be held under any trust for the benefit of the Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Corporation under this Plan. Any and all of the Corporation’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Corporation. The Corporation’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.
10.3 Trust Fund
     The Corporation shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Corporation may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Although such trust or trusts may be irrevocable, the assets thereof shall be subject to the claims of all the Corporation’s creditors in the event of insolvency. To the extent any benefits provided under the Plan are actually paid from any such trust, the Corporation shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Corporation.
10.4 Nonassignability
     Neither a Participant nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.5 Not a Contract of Employment
     The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Corporation and the Participant, and the Participant (or the Participant’s Beneficiary) shall have no rights against the Corporation except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Corporation or to interfere with the right of the Corporation to discipline or discharge the Participant at any time.
10.6 Protective Provisions
     A Participant will cooperate with the Corporation by furnishing any and all information requested by the Corporation, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Corporation may deem necessary and taking such other actions as may be requested by the Corporation.
10.7 Governing Law
     The provisions of this Plan shall be construed and interpreted according to the laws of the State of Washington, except as preempted by federal law.
10.8 Validity
     If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provisions had never been inserted herein.
10.9 Notice
     Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee or the Secretary of the Corporation. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Corporation’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Corporation’s records.
10.10 Successors
     The provisions of this Plan shall bind and inure to the benefit of the Corporation and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.

10.11 Compliance with Code Section 409A
     Notwithstanding anything herein to the contrary, all provisions in this document shall be interpreted, to the extent possible, to be in compliance with Code Section 409A. However, in the event any provision of this Agreement is determined to not be in compliance with Code Section 409A and any regulations or other guidance promulgated thereunder, such provision shall be null and void to the extent of such noncompliance.

PENFORD CORPORATION

By:

President and CEO

Dated:

APPENDIX A
PENFORD CORPORATION
DEFERRED COMPENSATION PLAN
Effective September 1, 1989
Restated September 1, 2001

(i)

(ii)

(iii)

PENFORD CORPORATION
DEFERRED COMPENSATION PLAN
ARTICLE I—PURPOSE
1.1 Purpose
     Penford Corporation (the “Corporation”) adopts this Deferred Compensation Plan (the “Plan”) to provide current tax planning opportunities as well as supplemental funds for Retirement or death for certain employees and Directors of the Corporation. It is intended that the Plan will aid in attracting and retaining employees and Directors of exceptional ability by providing them with this benefit.
1.2 Effective Date
     The Plan, effective as of September 1, 1989 and restated September 1, 1996, is amended by this restatement, as of September 1, 2001.
ARTICLE II—DEFINITIONS
     For purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:
2.1 Account
     “Account” means the record maintained by the Corporation for each Participant in accordance with Article IV with respect to any deferral of Compensation or Fees pursuant to this Plan.
2.2 Base Annual Salary
     “Base Annual Salary” means the annual compensation payable to an Executive, excluding Bonuses and noncash compensation.
2.3 Beneficiary
     “Beneficiary” means the person, persons or entity designated under Article VI to receive any Plan Benefits payable after a Participant’s death.
2.4 Board
     “Board” means the Compensation and Benefits Committee of the Board of Directors of Penford Corporation or any successor thereto.
2.5 Bonus
     “Bonus” means the compensation derived under the Corporation’s “Management Incentive Plan” and payable in any year in a lump sum to an Executive.

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2.6 Change in Control
     A Change in Control shall have occurred if:
     (a) Any Person is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the voting power of the outstanding Voting Stock,
     (b) The effective date of a merger, consolidation, reorganization or dissolution in which the Corporation is not the surviving entity, or
     (c) During any period of two (2) consecutive years, individuals who constitute the Board of Directors of the Corporation at the beginning of any such period cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation’s shareholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors of the Corporation at the beginning of such period. “Person” means an individual, firm, corporation or other entity, together with all Affiliates and Associates of such Person, but shall not include the Corporation, any subsidiary of the Corporation or any employee benefit plan of the Corporation. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. “Voting Stock” means the common stock of the Corporation and any other shares entitled to vote for the election of directors of the Corporation.
2.7 Committee
     “Committee” means a committee of three (3) persons appointed by the Chief Executive Officer of the Company to administer the Plan pursuant to Article VII.
2.8 Compensation
     “Compensation” means the following, determined before reduction for amounts deferred under this Plan:
     (a) For an Executive, the total Base Annual Salary and Bonus remuneration payable by the Corporation to the Executive for services.
     (b) For a Director, all of the fees payable by the Corporation for service on the Board.
2.9 Corporation
     “Corporation” means Penford Corporation, a Washington corporation, or any successor thereto, and any corporations or other entities affiliated with or subsidiary to it that may be selected by the Board.
2.10 Deferral Commitment
     “Deferral Commitment” means a Base Annual Salary Deferral Commitment or a Bonus Deferral Commitment made by an Executive or a Fee Deferral Commitment made by a Director pursuant to

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Article III and for which a Participation Agreement has been submitted by the Executive or Director to the Committee.
2.11 Deferral Period
     “Deferral Period” means the period during which a Participant has elected to defer a portion of his Compensation. The Deferral Period shall be a Plan Year.
2.12 Determination Date
     “Determination Date” means the last day of each calendar month.
2.13 Director
     “Director” means a member of the Board.
2.14 Early Retirement Date
     “Early Retirement Date” means the date on which a Participant terminates employment with Employer, the earlier of the date on or after such Participant’s attainment of age fifty-five (55) and completion of twenty (20) Years of Service or age sixty-two (62) and completion of ten (10) Years of Service, but prior to the Participant’s Normal Retirement Date.
2.15 Elective Deferred Compensation
     “Elective Deferred Compensation” means the amount of Compensation or Fees that the Executive or Director elects to defer pursuant to a Deferral Commitment.
2.16 Executive
     “Executive” means one of a select group of management or highly compensated employees of the Corporation, as designated by the Committee and approved by the Board for participation in the Plan.
2.17 Fees
     “Fees” means Board meeting, committee meeting, annual retainer and committee chairmanship fees.
2.18 Financial Hardship
     “Financial Hardship” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship shall be determined by the Committee on the basis of information supplied by the Participant in accordance with the standards set forth by the Committee.

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2.19 Interest
     “Interest” means the monthly equivalent of an annual yield that is two (2) percentage points higher than the annual yield of the Moody’s Average Corporate Bond Yield Index for the preceding month, as published by Moody’s Investor Service, Inc. (or any successor thereto), or, if such index is no longer published, a substantially similar index selected by the Board. At no time shall the Interest Rate be less than six percent (6%) annually.
2.20 Normal Retirement Date
     “Normal Retirement Date” means the date on which a Participant terminates employment with Employer on or after such Participant’s attainment of age sixty-five (65).
2.21 Participant
     “Participant” means an Executive or Director who has elected to defer Compensation or Fees during any Deferral Period.
2.22 Participation Agreement
     “Participation Agreement” means the agreement submitted by an Executive or Director to the Committee prior to the beginning of the Deferral Period, with respect to one (1) or more Deferral Commitments made for such Deferral Period.
2.23 Plan
     “Plan” means this Deferred Compensation Plan as amended from time to time.
2.24 Plan Benefit
     “Plan Benefit” means:
     (a) The Deferred Compensation Account benefit payable to a Participant as calculated pursuant to Article IV and payable under Sections 5.1 through 5.5; and
     (b) The Supplemental Retirement Benefit payable to an Executive under Section 5.6.
2.25 Plan Year
     “Plan Year” means the fiscal year of the Corporation.
2.26 Retirement
     “Retirement” means:
     (a) For an Executive, termination from service on or after the Early Retirement Date or Normal Retirement Date. The Committee, in its sole discretion, may deem any separation from service as a Retirement.

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     (b) For a Director, termination from service on the Board at or after age seventy (70).
2.27 Retirement Plan
     “Retirement Plan” means the Penford Corporation Retirement Plan effective March 1, 1984 as amended from time to time.
2.28 Termination
     Termination means:
     (a) For an Executive, leaving employment with the Corporation prior to Retirement.
     (b) For a Director, leaving the Board prior to Retirement.
ARTICLE III—ELIGIBILITY AND DEFERRAL COMMITMENTS
3.1 Eligibility and Participation
     (a) Eligibility. The Committee shall specify the name of each Executive who shall be initially entitled to participate in the Plan as of the next succeeding Plan Year. These names shall be submitted to the Board for approval. Once designated eligible, an Executive may participate in the Plan each year without further approval until such time, if any, that the Committee determines that the Executive’s employment status no longer deserves reward through participation in the Plan. Notwithstanding that determination, no account shall be paid out until Retirement or Termination. All Directors are eligible to participate each year.
     (b) Participation. An eligible individual may elect to participate in the Plan with respect to any Deferral Period by submitting a Participation Agreement to the Committee by the thirtieth (30th) day of the month immediately preceding the beginning of the Deferral Period.
     (c) Part-Year Participation. When an individual first becomes eligible to participate during a Deferral Period, a Participation Agreement may be submitted to the Committee within thirty (30) days following notification of the individual of eligibility to participate, which will be effective only with regard to Compensation earned following such submission.
3.2 Deferral Election
     (a) Election by Executive. Prior to September 1, 2001, an Executive could elect to defer receipt of a certain whole percentage or flat dollar amount, up to fifty percent (50%), of the Base Annual Salary and a certain whole percentage or flat dollar amount, up to one hundred percent (100%), of any Bonus payable to him or her as an employee of the Corporation. Beginning September 1, 2001, an Executive may elect to defer receipt of a certain whole percentage or flat dollar amount, up to twenty-five percent (25%), of the Base Annual Salary and a certain whole percentage or flat dollar amount, up to fifty percent (50%), of any Bonus payable to him or her as an employee of the Corporation for the next Plan Year; provided, however, that any such election to defer shall apply only with respect to Base Annual Salary or any Bonus payable to the Executive by the Corporation prior to the Executive’s termination of employment for any reason.

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     (b) Election by Director. A Director may elect to defer receipt of a certain whole percentage or flat dollar amount, up to one hundred percent (100%), of Fees for the next Plan Year.
     (c) Minimum Deferral. Total deferrals by a Participant in a year must be fifteen hundred dollars ($1,500) or more. In any partial first year of participation, no minimum deferral shall be required.
3.3 Modification of Deferral Commitment
     Deferral Commitments shall be irrevocable except that the Committee may, in its sole discretion, reduce the amount to be deferred or waive the remainder of the Deferral Commitment upon a finding that the Participant has suffered a Financial Hardship. A finding of Financial Hardship shall not limit a Participant’s ability to participate in succeeding Deferral Periods. In the event a Participant becomes disabled under the Penford Long-Term Disability Plan, deferrals will be immediately suspended.
ARTICLE IV—DEFERRED COMPENSATION ACCOUNT
4.1 Account
     The Corporation shall establish on its books a separate account for each Participant who elects to defer Compensation under the Plan, and shall credit to the account of each Participant the Elective Deferred Compensation. The credit shall be entered on the Corporation’s books of account at the time that Compensation or Fees not deferred are paid to the Participant. Any withholding of taxes or other amounts with respect to Deferred Compensation that is required by state, federal, or local law shall be withheld from the Participant’s corresponding nondeferred compensation to the maximum extent possible and the remaining amount shall reduce the amount credited to the Participant’s Account.
4.2 Interest; Determination of Accounts
     Each Participant’s Account as of each Determination Date shall consist of the balance of the Participant’s Account as of the immediately preceding Determination Date, plus the Participant’s Elective Deferred Compensation credited and any Interest earned, minus the amount of any distributions made, since the immediately preceding Determination Date. Interest earned shall be calculated as of each Determination Date based upon the average daily balance of the Account since the preceding Determination Date and shall be credited to the Participant’s Account at that time.
4.3 Statement of Account
     A report shall be issued by the Corporation to each Participant setting forth his or her Account balance under the Plan as of the immediately preceding Determination Date as soon as practicable after the close of each Plan Year or such other time as the Committee deems appropriate.

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ARTICLE V—PLAN BENEFITS
5.1 Plan Benefit
     The Corporation shall pay Plan Benefits pursuant to this Article V equal to the Participant’s Account to each Participant who terminates employment for any reason.
     (a) Early Withdrawals. A Participant’s Account may be distributed to the Participant before Termination of employment or service on the Board as follows:
     (i) Early Withdrawals. A Participant may elect in a Participation Agreement to withdraw all or any portion of the amount deferred by that Participation Agreement as of a date specified in the election. For elections made for a Plan Year prior to September 1, 1996, such withdrawal shall be made for the purchase of a primary residence or the costs of providing a secondary education to a dependent. If at the time the withdrawal is scheduled said reason does not exist, the early withdrawal election shall be null and void. For elections made for a Plan Year beginning September 1, 1996 or thereafter, such withdrawal shall be made for any reason, which reason need not be disclosed by the Participant. Such date shall not be sooner than seven (7) years after the date the Deferral Period commences. The amount withdrawn shall not exceed the amount of Compensation deferred, without Interest.
     (ii) Form of Payment. Withdrawals shall be paid in a lump sum and shall be charged to the Participant’s Account as a distribution.
     (b) Retirement and Termination Benefits. If an Executive terminates employment with Corporation, or if a Director terminates service on the Board, for any reason except death, Corporation shall pay the Participant benefits equal to the balance in the Account.
     (c) Death Benefit.
     (i) Pretermination. If a Participant dies while employed by Corporation or serving on the Board, Corporation shall pay to the Participant’s Beneficiary benefits equal to the balance in the Account. The benefit shall be paid in the form elected by the Participant in the form of payment designation, or, if no such election is on file, in a lump sum.
     (ii) Posttermination. If a Participant dies following the Participant’s Retirement or Termination of employment with Corporation or service on the Board, Corporation shall pay the Participant’s Beneficiary benefits equal to the balance, if any, in the Account. Payments shall continue to be made in the same form as those made to the Participant prior to death.
5.2 Commencement of Payments
     (a) Deferred Compensation Account. Payment of any Deferred Compensation Account benefits under the Plan shall be made as of, or commence as of, the earlier of:
     (i) A date elected by the Participant as specified in the applicable Participation Agreement between the Corporation and the Participant; or
     (ii) The settlement date as provided in Section 5.9.

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     (b) Supplemental Retirement Benefits. Supplemental Retirement Benefits under Section 5.6 shall be made as of, or commence as of, the earliest date for which a monthly payment is payable to or for the Participant under the Retirement Plan.
5.3 Form of Benefit Payment
     At the time the Participant elects to defer Compensation, the Participant shall also elect the form of benefit payment. The Participant may elect a different form of benefit payment for payments made due to either Retirement, Termination prior to Retirement or Termination within twenty-four (24) months following a Change in Control.
     (a) Alternative Forms. Alternative forms of benefit payment are:
     (i) In equal annual installments, the number of such installments not to exceed ten (10), as designated by the Participant;
     (ii) In a single sum payment; or
     (iii) In a combination of partial lump sum payment, and balance in installments, not to exceed ten (10) years.
     Such election shall be irrevocable.
     (b) Small Accounts. If the Participant’s Account is under five thousand dollars ($5,000) on the valuation date, the benefit shall be paid in a lump sum.
     (c) Installments. If payment is by installments, the amount of the installments shall be redetermined each year on the twelve (12) month anniversary of the valuation date based upon the remaining Account balance, the remaining number of installments and Interest equal to the rate in effect as of the preceding month.
5.4 Hardship Distributions
     Notwithstanding the foregoing provisions of this Article V, payment from the Participant’s Deferred Compensation Account may be made to the Participant or a Beneficiary following the death of a Participant in the sole discretion of the Committee by reason of Financial Hardship. A payment based upon Financial Hardship of the Participant may not exceed the amount required to meet the immediate financial need created by the hardship and not reasonably available from other sources of the Participant. Any resumption of the Participant’s deferrals under the Plan shall be made only at the election of the Participant in accordance with Article III herein.

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5.5 Accelerated Distribution
     Notwithstanding any other provision of the Plan, within twenty-four (24) months following a Change in Control or at any time following Retirement or Termination of employment or service on the Board, a Participant shall be entitled to receive, upon written request to the Committee, a lump sum distribution equal to ninety percent (90%) of the vested Account balance as of the Determination Date immediately preceding the date on which the Committee receives the written request. The remaining balance of ten percent (10%) shall be forfeited by the Participant. A Participant who receives a distribution under this Section 5.5 shall not participate in the Plan for twelve (12) calendar months following the election. The amount payable under this Section shall be paid in a lump sum within sixty-five (65) days following the receipt of the notice by the Committee from the Participant. Following the death of the Participant, the designated Beneficiary may, at any time, request an accelerated distribution under this Section.
5.6 Supplemental Retirement Benefit
     Employer shall restore an amount equal to any reduction in a Participant’s Retirement Plan or Social Security benefits because of deferrals under this Plan to the extent the Retirement Plan or Social Security benefits are not restored by any other Employer-provided plan or agreement.
5.7 Golden Parachute Payments
     If any benefit payable under this Plan would constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, or any successor provision, the amount payable shall be increased to the extent necessary to result in the Participant’s receiving the same net amount after all applicable taxes have been paid as the net after-tax amount the Participant would have received if the benefit had not been subject to additional taxes due to being treated as an excess parachute payment.
5.8 Withholding on Benefit Payments
     The Corporation shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal, state or local law. However, a Beneficiary may elect not to have withholding for federal income tax purposes pursuant to Section 3405(a)(2) of the Internal Revenue Code, or any successor provision thereto.
5.9 Valuation and Settlement
     The last day of the month following the month of Retirement, Termination or death shall be the valuation date. If a lump sum is elected, the amount of the lump sum shall be based on the value of the Participant’s Account on the valuation date. If a combination of lump sum and installments is elected, the lump sum will be paid on the settlement date and installments will commence on the twelve (12) month anniversary of the valuation date. If installment payments are elected, the amount of the installment payments shall be based on the value of the Participant’s Account on the valuation date. The date on which installment payments commence shall be the settlement date. The settlement date shall be no more than thirty-five (35) days after the valuation date. All payments shall be made as of the first day of the month.

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5.10 Payment to Guardian
     If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Committee and the Corporation from all liability with respect to such benefit.
ARTICLE VI—BENEFICIARY DESIGNATION
6.1 Beneficiary Designation
     Each Participant shall have the right, at any time, to designate any person or persons or an entity as his Beneficiary or Beneficiaries (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of a Participant’s death prior to complete distribution of the benefits due under the Plan. Each Beneficiary Designation shall be in written form prescribed by the Committee and will be effective only when filed with the Committee during the Participant’s lifetime. Designation by a married Participant of a Beneficiary other than the Participant’s spouse shall not be effective without spousal execution of a written consent acknowledging the effect of the designation unless such consent cannot be obtained because the spouse cannot be located.
6.2 Changes to Designation
     Any Beneficiary designation may be changed by the Participant without the consent of the previously named Beneficiary by the filing of a new designation with the Committee subject to the spousal consent required in Section 6.1 above. The filing of a new Beneficiary designation shall cancel all designations previously filed, unless the designation clearly indicates that such designation controls the account attributable to deferrals made during the election period in which the designation is filed.
6.3 Change in Marital Status
     If the Participant’s marital status changes after the Participant has designated a Beneficiary, the following shall apply:
     (a) If the Participant is married at death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed above.
     (b) If the Participant is unmarried at death but was married when the designation was made:
     (i) The designation shall be void if the spouse was named as Beneficiary.
     (ii) The designation shall remain valid if a nonspouse Beneficiary was named.

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     (c) If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed above.
6.4 No Beneficiary Designation
     If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:
     (a) The Participant’s surviving spouse;
     (b) The Participant’s children in equal shares, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;
     (c) The Participant’s estate.
6.5 Effect of Payment
     The payment to the deemed Beneficiary shall completely discharge the Corporation’s obligations under this Plan.
ARTICLE VII—ADMINISTRATION
7.1 Committee; Duties
     This Plan shall be administered by a committee of three (3) persons appointed by the Chief Executive Officer of the Company. The Committee shall have such powers and duties as may be necessary to discharge its responsibilities. These powers shall include, but not be limited to, interpretation of the Plan provisions, determination of amounts due to any Participant, the rights of any Participant or Beneficiary under this Plan, the right to require any necessary information from any Participant, determine the amounts credited to Participant’s Account and Interest earned, and any other activities deemed necessary or helpful.
7.2 Agents
     The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Corporation.
7.3 Binding Effect of Decisions
     The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

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7.4 Indemnity of Committee
     To the extent permitted by applicable law, the Corporation shall indemnify, hold harmless and defend the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.
ARTICLE VIII—CLAIMS PROCEDURE
8.1 Claim
     Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.
8.2 Denial of Claim
     If the claim or request is denied, the written notice of denial shall state:
     (a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based,
     (b) A description of any additional material or information required and an explanation of why it is necessary, and
     (c) An explanation of the Plan’s claims review procedure.
8.3 Review of Claim
     Any person whose claim or request is denied or who has not received a response within thirty (30) days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
8.4 Final Decision
     The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

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ARTICLE IX—AMENDMENT AND TERMINATION OF THE PLAN
9.1 Amendment
     The Board may at any time amend the Plan in whole or in part provided, however, that no amendment shall be effective to decrease or restrict the amount credited to any Account maintained under the Plan as of the date of amendment. Changes in the definition of “Interest” shall be subject to the following restrictions:
     (a) Notice. A change shall not become effective before the first day of the Plan Year which follows the adoption of the amendment and at least thirty (30) days’ written notice of the amendment to the Executive.
     (b) Change in Control. Any change in the definition of Interest after a Change in Control shall apply only to those amounts credited to the Executive’s Account after the Change in Control.
9.2 Corporation’s Right to Terminate
     The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Corporation.
     (a) Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments. In the event of such a partial termination, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such partial termination.
     (b) Complete Termination. The Board may completely terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments, and terminate all ongoing Deferral Commitments. In the event of such a complete termination, the Plan shall cease to operate and, prior to a Change in Control, the Committee shall pay out to each Participant the balance in his Account in equal annual installments amortized over the period listed below based on the Account balance at the time of such complete termination:

Appropriate Account Balance	Payout Period

Less than $10,000	2 Years
$10,000 but less than $50,000	5 Years
More than $50,000	10 Years

     Interest earned on the unpaid balance in the Participant’s Account shall be the applicable Interest rate on the Determination Date immediately preceding the effective date of such complete termination.
     Upon Plan termination prior to a Change in Control, any Participant who is retired and receiving installment payments will receive the account balance in a lump sum.
     After a Change in Control, the benefits shall be paid to each Participant in the form elected by each Participant.

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ARTICLE X—MISCELLANEOUS
10.1 Unfunded Plan
     This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and no further benefits shall accrue hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt. In the event of a termination under this Section 10.1, all ongoing Deferral Commitments shall terminate, no additional Deferral Commitments will be accepted by the Committee, and the amount of each Participant’s Account balance shall be distributed to such Participant at such time and in such manner as the Committee, in its sole discretion, determines.
10.2 Unsecured General Creditor
     Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Corporation, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Corporation. Except as may be provided in Section 10.3, such policies, annuity contracts or other assets of the Corporation shall not be held under any trust for the benefit of the Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Corporation under this Plan. Any and all of the Corporation’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Corporation. The Corporation’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.
10.3 Trust Fund
     The Corporation shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Corporation may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Although such trust or trusts may be irrevocable, the assets thereof shall be subject to the claims of all the Corporation’s creditors in the event of insolvency. To the extent any benefits provided under the Plan are actually paid from any such trust, the Corporation shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Corporation.
10.4 Nonassignability
     Neither a Participant nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

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10.5 Not a Contract of Employment
     The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Corporation and the Participant, and the Participant (or the Participant’s Beneficiary) shall have no rights against the Corporation except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Corporation or to interfere with the right of the Corporation to discipline or discharge the Participant at any time.
10.6 Protective Provisions
     A Participant will cooperate with the Corporation by furnishing any and all information requested by the Corporation, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Corporation may deem necessary and taking such other actions as may be requested by the Corporation.
10.7 Governing Law
     The provisions of this Plan shall be construed and interpreted according to the laws of the State of Washington, except as preempted by federal law.
10.8 Validity
     If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provisions had never been inserted herein.
10.9 Notice
     Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee or the Secretary of the Corporation. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Corporation’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Corporation’s records.

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10.10 Successors
     The provisions of this Plan shall bind and inure to the benefit of the Corporation and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.

PENFORD CORPORATION

By:

President and CEO

Dated:

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